Kraig Biocraft Laboratories to host annual shareholder meeting

ANN ARBOR, Mich., – July 8, 2019 –Kraig Biocraft Laboratories, Inc. (OTCQB: KBLB) (“Company”), the leading developer of spider silk based fibers, announces today that the Company will be holding its 2019 annual shareholder meeting on Wednesday, July 24, at 10 a.m. EDT, at the East Lansing Marriott at University place, located at 300 M.A.C. Ave, East Lansing, MI 48823. The proxy statement containing the meeting details is expected to be mailed no later than July 13 to shareholders of record as of June 12, 2019.

The shareholder meeting is an important step in positioning the Company to advance its business model, including the growth of its spider silk manufacturing operations.

Shareholders of record of Kraig Labs common stock and preferred stock, as the close of business on June 12, 2019, are entitle to notice of, and to vote at, the meeting.

To view the most recent news from Kraig Labs and/or to sign up for Company alerts, please go to www.KraigLabs.com/news. More information on the shareholder meeting will be posted on the Company’s website in the next few days.

About Kraig Biocraft Laboratories, Inc.

Kraig Biocraft Laboratories, Inc. (www.KraigLabs.com), a reporting biotechnology company is the leading developer of genetically engineered spider silk based fiber technologies.

The Company has achieved a series of scientific breakthroughs in the area of spider silk technology with implications for the global textile industry.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release about the Company’s future and expectations other than historical facts are “forward-looking statements.” These statements are made on the basis of management’s current views and assumptions. As a result, there can be no assurance that management’s expectations will necessarily come to pass. These forward-looking statements generally can be identified by phrases such as “believes,” “plans,” “expects,” “anticipates,” “foresees,” “estimated,” “hopes,” “if,” “develops,” “researching,” “research,” “pilot,” “potential,” “could” or other words or phrases of similar import. Forward looking statements include descriptions of the Company’s business strategy, outlook, objectives, plans, intentions and goals. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Ben Hansel, Hansel Capital, LLC
(720) 288-8495
ir@KraigLabs.com